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                                                                    EXHIBIT 11.1

                              TYLAN GENERAL. INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          THREE MONTHS ENDED           NINE MONTHS ENDED
                                                       ------------------------      -----------------------
                                                        JULY 28,      JULY 30,        JULY 28,     JULY 30,
                                                          1996          1995            1996         1995
                                                       ----------    ----------      ----------   ----------
Income (loss) before extraordinary item..............   $(1,473)       $ 2,028         $   988      $ 4,414
Extraordinary item, net of income tax benefit........      (224)                          (224)        (695)
                                                        -------        -------         -------      -------
Net income (loss)....................................   $(1,697)       $ 2,028         $   764      $ 3,719
                                                        =======        =======         =======      =======

PRIMARY EARNINGS PER SHARE
     Weighted average common and common
      equivalent shares outstanding:
           Weighted average common shares............     7,830          6,443           7,804        5,989
           Assumed exercise of outstanding stock
              options and warrants (1)...............                      274             156          229
                                                        -------        -------         -------      -------
Total................................................     7,830          6,717           7,960        6,218
                                                        =======        =======         =======      =======

Earnings (loss) per share before extraordinary item..   $ (0.19)       $  0.30         $  0.13      $  0.71

Extraordinary item...................................     (0.03)                         (0.03)       (0.11)
                                                        -------        -------         -------      -------
Earnings (loss) per share............................   $ (0.22)       $  0.30         $  0.10      $  0.60
                                                        =======        =======         =======      =======

FULLY DILUTED EARNINGS PER SHARE
     Weighted average common and common
      equivalent shares outstanding:
           Weighted average common shares............     7,830          6,443           7,804        5,989
           Assumed exercise of outstanding stock
              options and warrants (1)...............                      301             162          297
                                                        -------        -------         -------      -------
Total................................................     7,830          6,744           7,966        6,286
                                                        =======        =======         =======      =======

Earnings (loss) per share before extraordinary item..   $ (0.19)       $  0.30         $  0.13      $  0.70

Extraordinary item per share.........................     (0.03)                         (0.03)       (0.11)
                                                        -------        -------         -------      -------
Earnings (loss) per share............................   $ (0.22)       $  0.30         $  0.10      $  0.59
                                                        =======        =======         =======      =======

(1)Computed utilizing the treasury stock method.